UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
February 26, 2009

AKEENA SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52385	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

16005 Los Gatos Boulevard
Los Gatos, California 94032
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

Recent Developments

We plan to amend our 2007 Credit Facility with Comerica Bank.  In conjunction with this amendment, we plan to repay the outstanding principal balance on the 2007 Credit Facility by using $17,500,000 of our cash balance that is on deposit with Comerica, and any needed amount beyond that from our working capital. After the amendment, our credit facility with Comerica will have a limit of $1 million, subject to our obligation to maintain cash as collateral for any borrowings we incur or any letters of credit issued on our behalf.  The amendment will also eliminate the asset-based line of credit from our credit facility.  We are currently in discussions with lending institutions regarding a replacement asset-based line of credit facility.

Among other recent events affecting the overall market for solar power systems, there has been a pronounced softening in the price of solar panels, including a decrease in the price at which we are able to obtain solar panels from our suppliers.  We will take a non-cash charge of approximately $2.6 million in the fourth quarter of 2008 as the result of a write down to market value of our inventory of solar panels acquired in late 2008.

In late 2008, one of our customers that is a power purchase company lost the project funding it had arranged for a commercial construction project on which we are the solar system installation contractor.  Our work on that project is approximately three-quarters completed.  Our customer has not made the second scheduled payment to us.  Given the current uncertainty regarding this project, we expect to take a non-cash charge of approximately $963,000 in the fourth quarter of 2008 as a reserve against our receivable balance on the project.  We continue to pursue our discussions with the counterparties and to take legal recourse to obtain full payment.

We have taken recent cost reduction measures, including a reduction in force and the closure of our Connecticut office.  We are eliminating approximately 45 positions, or approximately 25% of our current workforce, and reducing the regular hours and salaries of our remaining workforce by 10%.  We believe these measures will adjust our capacity to a level that reflects our current customer demand and improving sales, design and installation efficiency.  In 2008, we derived less than 8% of our revenue from the region supported by the Connecticut office.  We believe we can address the Northeastern market more cost effectively by distributing our Andalay product to other systems integrators in the region, and without continuing to have an office location that provides installation services in that region.  We expect these changes to result in a significant reduction in our monthly operating expenses, as well as a corresponding reduction in the level of revenue we need to become break-even on the basis of our continuing operations.  However even after these changes, we anticipate that we will continue to sustain losses in the near term, and we cannot assure investors that we will be successful in reaching break-even.

Fourth Quarter and 2009 Financial Results

Our preliminary, unaudited results for the fourth quarter and year ended December 31, 2008, and for the corresponding periods in 2007 are set forth below.

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Net sales	$10,855,599	$10,320,150	$40,761,302	$32,211,761
Cost of sales	9,694,819	8,445,880	34,796,546	25,372,691
Gross profit	1,160,780	1,874,270	5,964,756	6,839,070
Operating expenses
Sales and marketing	2,060,910	2,102,767	8,618,139	5,978,799
Inventory revaluation	2,646,292	-	2,646,292	-
General and administrative	5,487,372	4,352,059	19,052,489	11,941,700
Total operating expenses	10,194,574	6,454,826	30,316,920	17,920,499
Loss from operations	(9,033,794)	(4,580,556)	(24,352,164)	(11,081,429)
Other income (expense)
Interest income (expense), net	(143,386)	114,665	4,786	34,650
Total other income (expense)	(143,386)	114,665	4,786	34,650
Loss before provision for income taxes	(9,177,180)	(4,465,891)	(24,347,378)	(11,046,779)
Provision for income taxes	-	-	-	-
Net loss	$(9,177,180)	$(4,465,891)	$(24,347,378)	$(11,046,779)

Loss per common and common equivalent share:
Basic	$(0.32)	$(0.18)	$(0.87)	$(0.52)
Diluted	$(0.32)	$(0.18)	$(0.87)	$(0.52)

Weighted average shares used in computing loss
per common and common equivalent share:
Basic	28,376,624	25,465,409	28,124,047	21,117,399
Diluted	28,376,624	25,465,409	28,124,047	21,117,399

AKEENA SOLAR, INC.
Consolidated Balance Sheet
(unaudited)

	December 31,	December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$148,230	$22,313,717
Restricted cash	17,500,000	-
Accounts receivable, net	7,660,039	9,465,055
Other receivables	331,057	278,636
Inventory, net	10,495,572	8,848,467
Prepaid expenses and other current assets, net	3,704,375	3,055,787
Total current assets	39,839,273	43,961,662
Property and equipment, net	1,806,269	1,796,567
Customer list, net	-	84,698
Goodwill	298,500	318,500
Other assets	194,346	162,880
Total assets	$42,138,388	$46,324,307
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,922,480	$6,716,475
Customer rebate payable	271,121	346,097
Accrued liabilities	2,410,332	1,431,880
Accrued warranty	1,056,655	647,706
Deferred purchase price payable	-	20,000
Deferred revenue	1,057,941	1,442,834
Credit facility	18,746,439	-
Current portion of capital lease obligations	23,292	24,130
Current portion of long-term debt	219,876	191,845
Total current liabilities	25,708,136	10,820,967

Capital lease obligations, less current portion	20,617	46,669
Long-term debt, less current portion	535,302	644,595
Total liabilities	26,264,055	11,512,231

Commitments, contingencies and subsequent events

Stockholders' equity:
Common stock $0.001 par value; 50,000,000 shares authorized; 28,460,837 and
27,410,684 shares issued and outstanding at December 31, 2008 and December 31, 2007	28,460	27,411
Additional paid-in capital	52,821,104	47,412,518
Accumulated deficit	(36,975,231)	(12,627,853)
Total stockholders' equity	15,874,333	34,812,076
Total liabilities and stockholders' equity	$42,138,388	$46,324,307

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 26, 2009

AKEENA SOLAR, INC.

By:	/s/ Gary R. Effren
Gary R. Effren,
Chief Financial Officer